Exhibit 14.2

GUILD HOLDINGS COMPANY

SUPPLEMENTAL CODE OF ETHICS

FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

(Effective as of October 21, 2020)

Guild Holdings Company (the “Company”) has a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Company’s Chief Executive Officer (“CEO”), President (“President”), Chief Financial Officer (“CFO”) and Principal Accounting Officer (together with the CEO, President and the CFO, the “Senior Financial Officers”) are bound by the provisions of that code relating to ethical conduct, conflicts of interest, compliance with law and other matters. In addition to the Code of Business Conduct and Ethics, the Senior Financial Officers are subject to the additional policies in this Supplemental Code of Ethics for CEO and Senior Financial Officers (the “Supplemental Code”). To the extent that any provisions of the Code of Business Conduct and Ethics conflict with this Supplemental Code, the Senior Financial Officers shall comply with the provisions of this Supplemental Code.

Regulatory and Public Reporting

Each Senior Financial Officer is responsible for providing, or causing to be provided, full, fair, accurate, timely and understandable disclosure in all reports that the Company files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications. Each Senior Financial Officer is required to comply with the Company’s disclosure controls and procedures and internal controls over financial reporting. Each Senior Financial Officer shall ensure that financial records pertaining to the Company’s operations are maintained in accordance with generally accepted accounting principles and any other applicable accounting rules and regulations. Each Senior Financial Officer shall promptly report to the Chief Compliance Officer and/or the Chair of the Audit Committee any material information of which he or she may become aware that could affect the disclosures the Company makes in its filings with the SEC or in other public communications.

Reporting Deficiencies and Fraud

Each Senior Financial Officer shall promptly report to the Chief Compliance Officer and/or the Chair of the Audit Committee any information he or she may have concerning (1) significant deficiencies in the design or operation of the Company’s internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in financial reporting, disclosures or internal control over financial reporting.

Reporting Code and Legal Violations

Each Senior Financial Officer shall promptly report to the Chief Compliance Officer and/or the Chair of the Audit Committee any information he or she may have concerning (1) a suspected violation of this Supplemental Code, (2) a suspected violation of the Code of Business Conduct and Ethics involving a Senior Financial Officer or an officer or associate who has a significant role in the Company’s financial reporting, disclosures or internal controls, (3) actual or apparent conflicts of interest involving a Senior Financial Officer or an officer or associate who has a significant role in the Company’s financial reporting, disclosures or internal controls or (4) evidence of a material violation of the securities laws or other laws, rules, regulations applicable to the Company and its business by the Company or any director, officer, associate or agent of the Company.

Disciplinary Matters

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Supplemental Code or the Code of Business Conduct and Ethics by a Senior Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for and adherence to this Supplemental Code and the Code of Business Conduct and Ethics. As and when warranted, the Board of Directors shall provide the Senior Financial Officer(s) involved in the disciplinary matter with written notice of the Board’s findings and actions which shall include, as appropriate, any corrective actions which may be imposed, including, without limitation, censure, demotion, reassignment, suspension with or without pay or benefits, or termination of employment. In determining the appropriate corrective action, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation or potential violation, whether the violation or potential violation was a single occurrence or involved repeated occurrences, whether the violation or potential violation appears to have been intentional or inadvertent, whether the Senior Financial Officer(s) involved should have known of or had been advised of the proper course of action and whether the Senior Financial Officer(s) had committed other violations or potential violations in the past. In the case of illegal activity, the Board of Directors or its designee will notify the appropriate legal authorities.

Waiver or Modification of Code of Business Conduct and Ethics or this Supplemental Code

Any request for a waiver of or exception to the Code of Business Conduct and Ethics or this Supplemental Code, or for any modification or amendment thereto, made by or on behalf of a Senior Financial Officer, shall be directed to and shall only be approved by the Board of Directors of the Company. Any such waiver, exception, modification or amendment will be disclosed as required by applicable law, regulation or rule.